Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Accenture plc:

We consent to the use of our report dated October 24, 2014, with respect to the consolidated balance sheets of Accenture plc as of August 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2014, and the effectiveness of internal control over financial reporting as of August 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Chicago, Illinois

August 26, 2015